EX.10-04-Serivce Agreement


                        PROFESSIONAL SERVICES AGREEMENT

                                   Paul Petit
                                    Address
                                    Address
                                   Telephone



This umbrella Personal Services Agreement is entered into effective May 6, 2003 between Mr. Paul Petit ("Mr. Petit") and Reclamation Consulting & Applications, Inc. ("RCAI").

Date:           May 7, 2003

Client:         RCAI
Address:        23832 Rockfield Blvd., Suite 275
                Lake Forest, CA  92630         Telephone:     949 609 0590
Attention:      Gordon Davies                   Facsimile:     949 609 0594


1.0     SCOPE OF SERVICES

1.1 Mr. Petit agrees to perform various ongoing services for RCAI, which are to be described in a Memorandum of Services for each task requested by RCAI. Each Memorandum of Services will be agreed to by both parties and made a part of this overall agreement. The terms of each Memorandum of Services shall be agreed to by both parties with respect to scope of work, time frame and compensation.

1.2 Mr. Petit shall perform the Services described in each Memorandum of Services based upon information furnished to him by RCAI and Mr. Petit shall be entitled to rely upon such information. Mr. Petit shall use his best efforts to complete the Services in accordance with a mutually agreed upon schedule.

2.0     COMPENSATION AND PAYMENT

2.1 For each Memorandum of Services a specific compensation will be agreed to by Mr. Petit and RCAI.

2.2 RCAI shall reimburse Mr. Petit for out of pocket expenses incurred by Mr. Petit under this Agreement.

2.3 Expenses shall be submitted on the 1st and 15th of each month and paid within ten (10) business days of RCAI's receipt of an appropriate and supported claim. Mr. Petit shall be provided with a one-time advance payment of US$2,500 upon signature of contract.

3.0     RESPONSIBILITY

3.1 Mr. Petit shall perform the Services as an independent consultant in accordance with its own methods, the terms of this Agreement, and applicable laws and regulations.

3.2 Mr. Petit's total liability to RCAI arising out of or in connection with this Agreement shall not exceed twenty five percent (25%) of the total compensation paid to Mr. Petit under this Agreement, and RCAI agrees to release Mr. Petit from any liability in excess thereof.

3.3 Limitations of liability expressed in this Agreement shall apply even in the event of the fault or negligence of the party whose liability is limited, and shall extend to the directors, officers and employees, and related entities of such property.

4.0     CHANGES

4.1 RCAI may, from time to time, request or approve changes within the general scope of the Services, or may request or approve that Mr. Petit perform additional services or extra work.

5.0     FORCE MAJEURE

5.1 Neither party shall be considered in default in the performance of its obligations hereunder to the extent that the performance of any such obligation is prevented or delayed by any cause, existing or future, which is beyond the reasonable control of such party.

6.0     TERMINATION

6.1 RCAI may terminate the Services at any time upon payment to Mr. Petit of an amount equal to all reasonable costs incurred as a result of such termination.

6.2 Upon such termination, Mr. Petit's liability to RCAI arising out of or in connection with the performance of the services shall cease.

IN WITHESS WHEREOF, the parties hereto have entered into this Agreement effective as of the day and year first hereinabove written.

Paul Petit                                     RCAI
                                                By
Signature                                      Gordon Davies, President